EXHIBIT 10.1
SUPPORT AND EXCHANGE AGREEMENT
This SUPPORT AND EXCHANGE AGREEMENT (this “Agreement”), dated as of [ ], 2020, is by and between A.M. Castle & Co., a Maryland corporation (the “Company”) and the holder set forth on the signature page hereto (the “Exchanging Holder”) of certain 5.00%/7.00% Convertible Senior PIK Toggle Notes due 2022 (the “Notes”) issued under that certain Indenture, dated as of August 31, 2017 (as amended, supplemented, or modified from time to time, the “Indenture”), by and between the Company, as Issuer, certain of its subsidiaries party thereto, as Guarantors, and Wilmington Savings Fund Society, FSB, as Trustee and Collateral Agent (the “Trustee”). The Company, the Exchanging Holder, and each other person that becomes a party hereto in accordance with the terms hereof shall be referred to herein individually as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, prior to the date hereof, representatives of the Company and the Exchanging Holder have engaged in good faith, arm’s-length negotiations with respect to the Company consummating an Exchange Offer (as defined below) pursuant to which all outstanding Notes will be exchanged for New Notes (as defined below) and shares of Common Stock (as defined below) to be issued by the Company in accordance with the terms and conditions set forth in this Agreement and the Registration Statement (as defined below);
WHEREAS, the Exchange Offer and related Consent Solicitation (as defined below) will be implemented and consummated pursuant to the Definitive Documentation (as defined below), including the Registration Statement (as defined below) to be filed with the Commission (as defined below) on or about the date hereof; and
WHEREAS, subject to the execution of the Definitive Documentation, as applicable, the following sets forth the agreement among the Parties concerning their support, subject to the terms and conditions hereof and thereof, to implement the Exchange Offer.
AGREEMENT
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:
1. Definitions. The following terms shall have the following definitions:
“Business Day” means any day other than Saturday, Sunday, or a day on which commercial banks in New York, New York are authorized by law or other governmental action to close.
“Commission” means the U.S. Securities and Exchange Commission.
“Common Stock” means the Company’s common stock, par value $0.01.
“Company” has the meaning set forth in the preamble hereof.
“Consent Solicitation” means the solicitation of consents from Noteholders to eliminate or amend certain covenants, events of default, and related provisions of the Indenture and to release all collateral securing the Company’s obligations under the Indenture, which solicitation of consents shall be consistent with the terms of this Agreement and the Registration Statement.
“Definitive Documentation” means this Agreement, the Registration Statement, and all other documentation relating to the Exchange Offer and Consent Solicitation as is necessary to implement and consummate the Exchange Offer and Consent Solicitation, in each case which documentation shall be in form and substance acceptable in all respects to the Company and the Exchanging Holder, each in its reasonable discretion.
“Effective Date” means the date on which the Exchange Offer is completed and the transactions described herein are consummated.
“Exchange Offer” means the tender offer, registered on Form S-4, for the Notes, pursuant to which the Company shall offer to exchange all outstanding Notes for New Notes and shares of Common Stock, which tender offer shall be consistent with the terms of this Agreement and the Registration Statement.
“Exchanging Holder” has the meaning set forth in the preamble hereof.
“Exchanging Holders” means, collectively, the Exchanging Holder and each other Noteholder that becomes a party to a Similar Agreement.
“Indenture” has the meaning set forth in the preamble herein.
“Launch” means the date and time at which the Company commences the Exchange Offer and Consent Solicitation.
“Launch Date” means the date on which the Launch occurs, which shall be at least twenty (20) Business Days prior to the Effective Date.
“Noteholder” means a beneficial holder of the Notes.
“New Notes” means the Company’s 3.00% Cash / 5.00% PIK Convertible Senior Secured Notes due 2024 having the terms described in the Registration Statement.
“Notes” has the meaning set forth in the preamble hereto.
“Party” or “Parties” has the meaning set forth in the preamble hereto.
“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.
“Registration Statement” means the registration statement on Form S-4, including the Prospectus contained therein, to be filed in connection with the Exchange Offer, which registration statement shall be substantially in the form of the draft dated [ ], 2020 to be filed contemporaneously with execution hereof.
“Securities Act” means Securities Act of 1933, as amended.
“Similar Agreement” means a support agreement with substantially identical terms to this Agreement entered into by the Company and a Noteholder.
“Termination Date” has the meaning set forth in Section 4 hereof.
“Termination Event” has the meaning set forth in Section 4 hereof.
“Trustee” has the meaning set forth in the preamble hereof.
2. Effectuating the Exchange Offer and Consent Solicitation. As long as a Termination Event has not occurred, subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to:
(a) effectuate and consummate the transactions contemplated by the Exchange Offer on the terms described in this Agreement and the Registration Statement;

(b) effectuate and consummate the amendments and transactions contemplated by the Consent Solicitation on the terms described in this Agreement and the Registration Statement;
(c) obtain all necessary approvals and consents for the Exchange Offer and the Consent Solicitation from all requisite governmental authorities and third parties, including the declaration of effectiveness of the Registration Statement by the Commission;
(d) complete, and obtain all necessary approvals and consents for, each of the other transactions contemplated by this Agreement and the Registration Statement, and any other Definitive Documentation; and
(e) take no actions inconsistent with this Agreement, the Registration Statement, or any other Definitive Documentation, including any actions that would reasonably be expected to hinder or delay the expeditious consummation of the Exchange Offer and Consent Solicitation.
Without limiting any other provision hereof, as long as a Termination Event has not occurred, each Party hereby agrees to negotiate and cooperate in good faith in respect of all matters concerning the implementation and consummation of the Exchange Offer and the Consent Solicitation. Furthermore, each Party shall take all actions (including executing and delivering any other agreement and making and filing any required regulatory filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement.
3. Support and Participation of Exchanging Holder. Subject to the terms and conditions of this Agreement, the Exchanging Holder agrees that:
(a) as long as a Termination Event has not occurred, or has occurred but has been duly waived in accordance with the terms hereof, then so long as it is the legal owner, beneficial owner and/or the investment advisor or manager of or with power and/or authority to bind any Noteholder, it shall (and shall cause each of its affiliates, subsidiaries, representatives, agents and employees to): (i) validly tender and not withdraw such tender in the Exchange Offer all Notes as to which it is the legal owner, beneficial owner or otherwise has the power and/or authority to bind any Noteholder; and (ii) deliver consents with respect to all such Notes in the Consent Solicitation.
(b) as long as a Termination Event has not occurred, or has occurred but has been duly waived in accordance with the terms hereof, it shall not (and shall cause each of its affiliates, subsidiaries, representatives, agents, and employees not to) sell, transfer or assign, or grant, issue or sell any option, right to acquire, voting participation or other interest in any Notes, provided that this paragraph shall not apply to any transfer of the Notes by the Exchanging Holder to any other Person that has already entered into a Similar Agreement or executes a Similar Agreement prior to or contemporaneously with such transfer; and
Notwithstanding anything to the contrary herein, this Agreement shall not, and shall not be deemed to, impair, prohibit, limit or restrict, the Exchanging Holder, its affiliates, or their respective officers or representatives, from:
(a) making any vote, objection, approval, decision, election, tender, consent, determination or other choice if a Termination Event has occurred; or
(b) exercising or asserting through litigation or otherwise any right, power or privilege under or term or provision of (including any dispute regarding the extent, terms, enforceability, or meaning of any such right, term or provision) (x) this Agreement or the documents for, reflecting, or relating to, the Exchange Offer or (y) the Indenture.

4. Covenants of the Company. The Company covenants and agrees that:
(a)  it will (i) cause the Launch to occur by February 28, 2020, (ii) provide counsel to the Exchanging Holder a reasonable period of time to review and comment on drafts of all Definitive Documentation prior to the need for such Definitive Documentation to be completed, and (iii) use commercially reasonable efforts to cause the conditions to the Exchange Offer and the Consent Solicitations to be satisfied as promptly as practicable;
(b) the Company will use commercially reasonable efforts to call a special meeting of stockholders (or consider such matters at an annual meeting of stockholders) to consider a proposal to amend its articles of amendment and restatement and any other similar organizational documents, as soon as practicable, and in any event no later than August 31, 2020, to increase the Company’s authorized share capital so that shares of Common Stock can be issued in the full amount as required under any conversion of the New Notes.
(c)  that (i) the New Notes and Common Stock will be issued pursuant to and in compliance with the Registration Statement (ii) the Exchange Offer will comply in all material respects with all applicable provisions of Rule 13e-4 of the Exchange Act and Regulation 14E thereunder;
(d) on or prior to the Effective Date, it shall pay (or cause to be paid) all then-outstanding reasonable and documented fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Exchanging Holder (including any including fees and expenses estimated to be incurred through such dates); and
(e) the Company shall not consummate any material modification, waiver, change or amendment to the terms of the Exchange Offer or the Consent Solicitation (including, for the avoidance of doubt, any modification, waiver, change or amendment to the Conditions to the Exchange Offer as described in the Registration Statement) without the prior written consent of the Exchanging Holder.
5. Termination. This Agreement shall terminate automatically upon the earliest to occur of (a) the mutual written consent of the Parties to terminate this Agreement, (b) the termination of the Exchange Offer without any Notes being accepted for exchange thereunder, (c) any material modification, waiver, change or amendment to the terms of the Exchange Offer or the Consent Solicitation (including, for the avoidance of doubt, any modification, waiver, change or amendment to the Conditions to the Exchange Offer as described in the Registration Statement) after the date hereof, without the prior written consent of the Exchanging Holder pursuant to the terms of this Agreement, (d) at 11:59 p.m. Eastern Time on February 28, 2020, if the Launch not occurred, (e) at 11:59 p.m. Eastern Time on April 30, 2020, if the Effective Date has not occurred, (f) any material breach of this Agreement by the Company that is not cured by the Company (if capably of being cured) within 5 Business Days after receiving notice of such breach from the Exchanging Holder, and (g) the occurrence of any Default or Event of Default (each as defined in the Indenture) (each of the foregoing subclauses (a) through (g), a “Termination Event”). The date on which this Agreement is terminated in accordance with the foregoing shall be referred to as the “Termination Date”. Notwithstanding anything to the contrary herein, upon any Termination Event, the Exchanging Holder shall be deemed to have automatically revoked and withdrawn its tender of its Notes in the Exchange Offer and its consents relating to its Notes in the Consent Solicitation, without any further action by such Exchanging Holder, irrespective of the expiration or availability of any “withdrawal period” or similar restriction, whereupon any such tenders and consents will be deemed, for all purposes, to be null and void ab initio and will not be considered or otherwise used in any manner by the Parties in connection with the Exchange Offer, the Consent Solicitation or this Agreement, and the Company agrees not to accept any such tenders or consents, and if any such acceptance has occurred the Company agrees that such acceptance shall be void, and the Company further agrees to take all action necessary or reasonably required to allow the Exchanging Holder to arrange with its custodian and brokers to effectuate the withdrawal of such tenders and consents, including the reopening or extension of any withdrawal or similar periods.
6. Good Faith Cooperation; Further Assurances; Definitive Documentation. As long as a Termination Event has not occurred, the Exchanging Holder and the Company hereby covenant and agree to negotiate in good faith the Definitive Documentation, each of which shall (a) contain the same economic terms as, and other terms consistent in all material respects with, the terms set forth in the Registration Statement, (b) be in form and substance acceptable in all respects to the Company and the Exchanging Holder, each in its reasonable discretion; and (c) be consistent with this Agreement in all material respects.
7. Effectiveness. This Agreement will be effective and binding upon the Company and the undersigned Exchanging Holder as of the date on which: (a) the Company shall have executed and delivered counterpart signature pages of this Agreement and the Similar Agreements to counsel to the Exchanging Holder set forth in Section 18, below, (b) the Exchanging Holder shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company set forth in Section 18, below, and (c) the Exchanging Holders representing 90% of outstanding Notes shall have executed and delivered counterpart signature pages of this Agreement and the Similar Agreements to counsel to the Company set forth in Section 18, below.
8. Representations and Warranties. Each Party hereby represents and warrants to the other Parties that the following statements are true and correct as of the date hereof:
(a) it has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company, or other similar action on its part;
(b) the execution, delivery, and performance by such Party of this Agreement does not and shall not (i) violate (A) any provision of law, rule, or regulation applicable to it or any of its subsidiaries or (B) its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;
(c) the execution, delivery, and performance by such Party of this Agreement does not and shall not require any registration or filing with, consent or approval of, notice to, or other action to, with or by, any federal, state, or governmental authority or regulatory body except, with respect to the Company, the filing and effectiveness of the Registration Statement and with respect to the Exchanging Holder, the filing of an amendment to its Schedule 13D or any filings that may be required pursuant to Section 16 of the Exchange Act;
(d) this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court of competent jurisdiction;
(e) If such Party is an Exchanging Holder, such Exchanging Holder, as of the date of this Agreement:
(i) is the beneficial owner of the principal amount of the Notes set forth opposite the name of such Exchanging Holder on the signature page hereto, or is the nominee, investment manager, or advisor for one or more beneficial holders thereof, and has voting power or authority or discretion with respect to, such Notes including, without limitation, to vote, consent, exchange, assign, and transfer such Notes;
(ii) holds its Notes free and clear, other than pursuant to this Agreement, of any claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrances of any kind that could reasonably be expected to adversely affect such Exchanging Holder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and
(iii) is (x) an “accredited investor” (as defined in Rule 501 under the Securities Act), (y) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), or (z) a person who is not a “U.S. person” within the meaning of Rule 902 of Regulation S promulgated under the Securities Act; and
(f)  If such Party is the Company, the shares of Common Stock and the New Notes to be issued and delivered pursuant to the Exchange Offer will, when issued and delivered, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all liens, preemptive rights, subscription and similar rights (other than restrictions imposed hereunder or under the Definitive Documentation, the Company’s Articles of Amendment and Restatement, the Company’s Amended and Restated Bylaws, the Company’s Stockholders Agreement dated August 31, 2017 and the Company’s Amended & Restated Registration Rights Agreement to be entered in connection with the Exchange Offer).
9. Entire Agreement. This Agreement, including any exhibits, schedules and annexes hereto constitutes the entire agreement of the Company and the Exchanging Holder with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.
10. No Modification. Nothing contained herein effects a modification or waiver of the Parties’ or the Trustee’s rights under the Notes, the Indenture, or other documents and agreements unless and until the Effective Date has occurred.
11. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).
12. Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented, or any provisions herein or therein waived without the prior written consent of each of the Parties (and may be modified, amended or supplemented with such consent).
13. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

14. Relationship Among Parties. The execution of this Agreement by any Exchanging Holder shall not create, or be deemed to create, any fiduciary or other duties (actual or implied) to any other Exchanging Holder and no Exchanging Holder shall be responsible for, or have any obligation with respect to, any duties or obligations of any other Exchanging Holder under a Similar Agreement.
15. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.
16. Survival. Notwithstanding the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Sections 10, 14 and 20 shall survive such termination and shall continue in full force and effect for the benefit of the Exchanging Holder in accordance with the terms hereof.
17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction.
18. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by electronic mail transmission with first class mail confirmation to the Parties at the following addresses or email addresses:
If to the Company:
A. M. Castle & Co.
Jeremy T. Steele
Senior Vice President, General Counsel, Secretary
1420 Kensington Road, Suite 220
Oak Brook, IL 60523
Email: jsteele@amcastle.com
with a copy to (which shall not constitute notice):
Eric Orsic, Esq.
McDermott Will & Emery LLP
444 West Lake Street, Suite 4000
Chicago, IL 60606-0029
Email: eorsic@mwe.com
If to the Exchanging Holder:
To the addresses and email addresses set forth on the
signature pages hereto.
with a copy to (which shall not constitute notice):
Jacob A. Adlerstein
Austin Witt
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Email: awitt@paulweiss.com; jadlerstein@paulweiss.com

19. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person. No Exchanging Holder shall have any right to enforce the terms of any Similar Agreement against any other Exchanging Holder.
20. No Punitive or Consequential Damages. Under no circumstances shall any Party be liable to any other Party for any punitive, exemplary or consequential damages, including, but not limited to loss of revenue or income, or loss of business reputation or opportunity.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

A.M. CASTLE & CO.
By:
Name:
Title:

EXCHANGING HOLDER: [INSERT NAME OF EXCHANGING HOLDER ]
By:
Name:
Title:
Amount
of Notes: $_________________________

Email: ____________________________

Signature Page to Support and Exchange Agreement

EXHIBIT 10.1
Exhibit A
Registration Statement